                                                                    Exhibit 2.2

                            REORGANIZATION AGREEMENT

                                  BY AND AMONG

                            DAKA INTERNATIONAL, INC.

                                   DAKA, INC.

                        UNIQUE CASUAL RESTAURANTS, INC.

                               COMPASS GROUP PLC

                                      AND

                             COMPASS HOLDINGS, INC.

                                  MAY 27, 1997


                               TABLE OF CONTENTS

                                                                                                                   PAGE

                                                  ARTICLE I

                                                 DEFINITIONS

Section 1.1     General.........................................................................................     2
Section 1.2     References to Time..............................................................................     5

                                                  ARTICLE II

                            CONTRIBUTION AND ASSUMPTION OF ASSETS AND LIABILITIES

Section 2.1     Contribution....................................................................................     5
Section 2.2     Transfer and Assumption.........................................................................     6
Section 2.3     Nonassignable Contracts.........................................................................     6
Section 2.4     Pro-Ration of Items as of the Offer Closing Date................................................     7

                                                 ARTICLE III

                                  RECAPITALIZATION OF UCRI; THE DISTRIBUTION

Section 3.1     UCRI Capitalization.............................................................................     7
Section 3.2     Recapitalization of UCRI........................................................................     7
Section 3.3     Effectiveness of the Distribution...............................................................     7
Section 3.4     Mechanics of the Distribution...................................................................     7
Section 3.5     Cooperation.....................................................................................     8

                                                  ARTICLE IV

                                        REPRESENTATIONS AND WARRANTIES

Section 4.1     Representations and Warranties of UCRI..........................................................     9
Section 4.2     Representations and Warranties of International and Daka........................................     9

                                                  ARTICLE V

                                         CERTAIN ADDITIONAL COVENANTS

Section 5.1     UCRI Board......................................................................................    10
Section 5.2     Contractual Arrangements........................................................................    10
Section 5.3     Intercompany Services...........................................................................    11
Section 5.4     Insurance.......................................................................................    11

                                                  ARTICLE VI

                                            ACCESS TO INFORMATION

Section 6.1     Provision of Corporate Records..................................................................    11
Section 6.2     Access to Information...........................................................................    12
Section 6.3     Retention of Records............................................................................    13
Section 6.4     Confidentiality.................................................................................    13
Section 6.5     Reimbursement...................................................................................    14

                                                                                                                   PAGE

                                                 ARTICLE VII

                                 EMPLOYMENT; EMPLOYEE BENEFITS; LABOR MATTERS

Section 7.1     Employment Matters..............................................................................    14
Section 7.2     Daka Savings Plan...............................................................................    14
Section 7.3     Welfare Plans...................................................................................    14
Section 7.4     Stock Options and Employee Stock Purchase Plan..................................................    16
                (a) Employee and Director Stock Options.........................................................    16
                (b) Adjustment of International Options.........................................................    16
Section 7.5     Transfer to UCRI of Corporate-Owned Life Insurance Policies.....................................    17
Section 7.6     Vacation Pay and Sick Leave Pay.................................................................    17
Section 7.7     Change of Plan Sponsor..........................................................................    17
Section 7.8     Severance Pay...................................................................................    18
Section 7.9     Collective Bargaining Agreements; Labor Relations Matters; Withdrawal Liability.................    18
Section 7.10    Preservation of Rights to Amend or Terminate Benefit Plans......................................    19
Section 7.11    Other Liabilities...............................................................................    19
Section 7.12    Compliance......................................................................................    19

                                                 ARTICLE VIII

                                                 TAX MATTERS

Section 8.1     Tax Matters.....................................................................................    20

                                                  ARTICLE IX

                                                  CONDITIONS

Section 9.1     Conditions to Obligations of International......................................................    20

                                                  ARTICLE X

                                              GENERAL PROVISIONS

Section 10.1    Further Assurances..............................................................................    21
Section 10.2    Survival of Agreements..........................................................................    22
Section 10.3    Entire Agreement................................................................................    22
Section 10.4    Expenses........................................................................................    22
Section 10.5    Governing Law...................................................................................    22
Section 10.6    Notices.........................................................................................    22
Section 10.7    Amendment and Modification......................................................................    23
Section 10.8    Successors and Assigns; No Third-Party Beneficiaries............................................    23
Section 10.9    Enforcement.....................................................................................    23
                (a) Specific Performance........................................................................    23
                (b) Jurisdiction................................................................................    23
Section 10.10   Counterparts....................................................................................    23
Section 10.11   Interpretation..................................................................................    23
Section 10.12   Termination.....................................................................................    24

List of Schedules:
     Schedule 1.1(a)    List of Foodservice Assets
     Schedule 1.1(b)    List of Foodservice Employees
     Schedule 7.6       List of Benefit Plans
     Schedule 7.8       List of Collective Bargaining Agreements retained by International and the International
                        Affiliated Group

List of Exhibits:
     Exhibit 5.1(b)     Form of Indemnification Agreement
     Exhibit 9.1(c)(i)  Form of Smith Helms Mulliss & Moore, L.L.P. Legal Opinion
     Exhibit            Form of Freshfields Legal Opinion
     9.1(c)(ii)

                            REORGANIZATION AGREEMENT

     This Reorganization Agreement (the "Agreement") is dated as of May 27, 1997, by and among DAKA INTERNATIONAL, INC., a Delaware corporation ("International"), DAKA, INC., a Massachusetts corporation ("Daka"), UNIQUE CASUAL RESTAURANTS, INC., a Delaware corporation ("UCRI"), COMPASS GROUP PLC, a public limited company incorporated in England and Wales ("Compass") and COMPASS HOLDINGS, INC., a Delaware corporation ("Compass Holdings").

                                   RECITALS:

     WHEREAS, International owns all of the issued and outstanding capital stock of Daka and all of the issued and outstanding capital stock of UCRI; and

     WHEREAS, the Boards of Directors of International and Daka each have approved, and International has entered into, an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement") by and among International, Compass, Compass Holdings and Compass Interim, Inc., a Delaware corporation ("Compass Interim"), pursuant to which this Agreement and certain other related agreements will be executed to accomplish the following transactions:

          (i) Compass Holdings will offer to purchase for cash all of the shares of International Common Stock subject only to the Offer Conditions set forth in Exhibit 1.1(a) of the Merger Agreement (the "Offer");

          (ii) Immediately prior to the Distribution (as defined below), (a) Daka will distribute certain assets to International as dividends; (b) International will assume certain liabilities of Daka; (c) International will contribute certain assets to UCRI as capital contributions; and (d) UCRI will assume certain liabilities of International (the transactions described in clauses (a), (b), (c) and (d) above are referred to collectively as the "Contribution");

          (iii) International will distribute on a pro rata basis (the "Distribution") all of the issued and outstanding shares of $.01 par value common stock, of UCRI (the "UCRI Common Stock") to the holders of $.01 par value common stock of International (the "International Common Stock"); and

          (iv) Compass Interim will merge with and into International (the "Merger").

     WHEREAS, the purpose of the Contribution and the Distribution is to make possible the Merger by divesting International and Daka of businesses and operations to be conducted by UCRI and the Restaurant Subsidiaries (as defined below), which Compass is unwilling to acquire;

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization thereunder;

     WHEREAS, the parties hereto have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Contribution, the Distribution and the other transactions contemplated hereby and to set forth other agreements and the relationship of the parties following the Contribution, the Distribution, and such other transactions;

     NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.1 GENERAL. Capitalized terms used in this Agreement not otherwise defined herein shall have the meanings assigned thereto in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Action" means any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration or other tribunal.

     "Assignment and Assumption Agreement" has the meaning set forth in Section
5.2 of this Agreement.

     "Assumed Daka Liabilities" means, collectively, all Liabilities of Daka, including but not limited to those Liabilities of Daka reflected within the financial ledgers of Daka denoted as companies 11 and 14, except the Foodservice Liabilities.

     "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions located in the Commonwealth of Massachusetts are obligated by law or executive order to close.

     "CDV" means Casual Dining Ventures, Inc., a Delaware corporation.

     "Champps" means Champps Entertainment, Inc., a Minnesota corporation.

     "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

     "Collective Bargaining Agreement" means those collective bargaining and other labor agreements listed on Schedule 4.2(k)(iv)(C).

     "Contributed Assets" means, collectively, all of those assets and properties, tangible or intangible, of any kind and description of International other than the Foodservice Assets (including but not limited to the Distributed Assets and the stock of the Restaurant Subsidiaries

     "Daka Bill of Sale" has the meaning set forth in Section 5.2(a) of this Agreement.

     "Distributed Assets" means all of the assets and properties, tangible or intangible of any kind and description of Daka other than Foodservice Assets.

     "Foodservice Assets" means all of the assets and properties, tangible and intangible, listed on Schedule 1.1(a).

     "Foodservice Employee" means (i) any individual who at the Offer Closing Time is an officer or employee of any member of either Group and who is set forth on Schedule 1.1(b) hereof (which Schedule will be updated by mutual agreement of UCRI and Compass prior to the Offer Closing Time), and (ii) all employees of Daka as of the Offer Closing Time, a list of whom shall be provided by International to Compass prior to the Offer Closing Time pursuant to Section 7.1(b) excluding any employee of International or Daka located at each such company's headquarters in Danvers, Massachusetts unless included on Schedule 1.1(b). Schedule 1.1(b) and the list provided under Section 7.1(b) shall include a list of officers or employees actively at work and a list of individuals not actively at work but on (i) approved leave (including, without limitation, leaves of absence granted by reason of family leave, medical leave, short-term disability leave, and maternity or paternity leave, in all cases which began before the Offer Closing Time) who may become Foodservice Employees upon their written notice to International that they are available to work or (ii) layoff (with recall rights) from active employment, other than any individual who, as of the Offer Closing Time, has been determined to be permanently disabled under existing Benefit Plans of International.

     "Foodservice Liabilities" means the following liabilities: (i) the Funded Debt (as defined in Section 5.1(f) (ii) of the Merger Agreement), (ii) all obligations of performance or payment relating to or arising after the Offer Closing Time from the Foodservice Assets and the conduct of the Foodservice Business (as defined in the preamble to the Merger Agreement) to be performed or paid by the terms thereof after the Offer Closing Time, except for each of those purchase contracts between International and Coca-Cola, Lamb Weston and Bunge,
(iii) all Liabilities relating to the employment of all Foodservice Employees after the Offer Closing Time, and (iv) the monetary obligations of Compass under the Series A Preferred Stock Purchase Agreement (as defined in the Merger Agreement).

     "French Quarter" means French Quarter Coffee Co., a Delaware corporation.

     "Fuddruckers" means Fuddruckers, Inc., a Texas corporation.

     "Great Bagel" means The Great Bagel and Coffee Company, a Delaware corporation.

     "Group" means the UCRI Group or the International Group.

     "Information" has the meaning set forth in Section 6.2 of this Agreement.

     "Information Statement" means the information statement to be sent to the holders of International Common Stock in connection with the Distribution.

     "Intellectual Property Agreement" means those agreements pursuant to which International and UCRI are providing for the right of Daka to use the "French Quarter Coffee," "Good Natured Cafe" and "Leo's Deli" names and marks.

     "International Bill of Sale" has the meaning set forth in Section 5.2(b) of this Agreement.

     "International Board" means the Board of Directors of International and their duly elected or appointed successors.

     "International Business" means any business conducted by any member of the International Group immediately following the Offer Closing Time.

     "International Documents" has the meaning set forth in Section 4.2(b) of this Agreement.

     "International Group" means International, Daka and Daka's Subsidiaries.

     "International Options" has the meaning set forth in Section 7.4 of this Agreement.

     "La Salsa" means La Salsa Holding Co., a California corporation.

     "Liabilities" means collectively claims, debts, liabilities, royalties, license fees, losses, costs, expenses, deficiencies, litigation proceedings, taxes, levies, imposts, duties, deficiencies, assessments, attorneys' fees, charges, allegations, demands, damages, judgments or obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown and whether or not the same would properly be reflected on a balance sheet, including all costs and expenses relating thereto.

     "Pulseback" means Pulseback, Inc., a Vermont corporation.

     "Qualified Plan" means a Benefit Plan which is an employee pension benefit plan (within the meaning of Section 3(2) of ERISA) and which constitutes or is intended in good faith to constitute a qualified plan under Section 401(a) of the Code.

     "Record Date" means the date to be determined by the International Board, as the record date for determining shareholders of International Common Stock entitled to receive the Distribution.

     "Restaurant Subsidiaries" means, collectively, CDV, Champps, French Quarter, Fuddruckers, Great Bagel, Pulseback, Specialty Concepts, and La Salsa and their Subsidiaries.

     "Specialty Concepts" means Specialty Concepts, Inc., a Delaware corporation.

     "UCRI Assets" means all of the assets and properties, tangible and intangible, of any kind, nature and scope, used or held by any member of either Group immediately prior to the Offer Closing Time, except for the Foodservice Assets.

     "UCRI Business" means all businesses and activities conducted by any member of either Group immediately prior to the Offer Closing Time, except for the Foodservice Business.

     "UCRI Documents" has the meaning set forth in Section 4.1(b) of this Agreement.

     "UCRI Employee" means any individual who at any time is or was an officer or employee of any member of either Group, other than an Foodservice Employee.

     "UCRI Group" means UCRI and all other Subsidiaries of UCRI.

     "UCRI Liabilities" means (i) all Liabilities of either Group as of the Offer Closing Time except the Foodservice Liabilities, (ii) all Liabilities relating to or arising from the UCRI Business, (iii) all Liabilities relating to the employment of all employees of either Group prior to the Offer Closing Time, and (iv) all Assumed Daka Liabilities.

     "Welfare Plan" means any Benefit Plan, which is not a Qualified Plan and which provides medical, health, dental, disability, accident, life insurance, death, dependent care or other welfare benefits, including any post-employment non-cash benefits or retiree medical benefits.

     SECTION 1.2 REFERENCES TO TIME. All references to times of the day in this Agreement shall refer to Boston, Massachusetts time.

                                   ARTICLE II

             CONTRIBUTION AND ASSUMPTION OF ASSETS AND LIABILITIES

     SECTION 2.1 CONTRIBUTION. Subject to the terms and conditions of this Agreement, International and UCRI shall cause, immediately prior to the
Distribution:

          (a) all of Daka's right, title and interest in the Distributed Assets to be conveyed, assigned, transferred and delivered to International as a dividend;

          (b) all of Daka's duties, obligations and responsibilities under the Assumed Daka Liabilities to be assumed by International;

          (c) all of International's equity interests in the Restaurant Subsidiaries and any other direct Subsidiaries of International other than Daka to be conveyed, assigned, transferred and delivered to UCRI as a capital contribution;

          (d) all of International's right, title and interest in the Contributed Assets to be conveyed, assigned, transferred and delivered to UCRI as a capital contribution;

          (e) all of the UCRI Liabilities and duties, obligations and responsibilities thereunder to be assumed by UCRI or its Subsidiaries.

     SECTION 2.2 TRANSFER AND ASSUMPTION.

          (a) In connection with the conveyance, assignment, transfer and delivery of the assets and properties and the assumption of the Liabilities as contemplated by this Article II, (i) International and UCRI shall execute or cause to be executed by the appropriate parties and delivered to the appropriate parties such deeds, bills of sale, stock powers, certificates of title, assignments of leases and contracts and other instruments of conveyance, assignment, transfer and delivery necessary to evidence such conveyance, assignment, transfer and delivery and (ii) International and UCRI will execute and deliver such instruments of assumption as and to the extent necessary to evidence such assumption.

          (b) Each of the parties shall use its best efforts prior to, as of and after the Offer Closing Time to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Article II.

     SECTION 2.3 NONASSIGNABLE CONTRACTS. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or asset if an assignment or attempted assignment of the same without the consent of the other party or parties thereto would constitute a breach thereof or in any way impair the rights of either Group thereunder. International shall, prior to the Contribution, use its reasonable best efforts to obtain all consents and waivers and to resolve all impracticalities of assignments or transfers necessary to convey to UCRI and the Restaurant Subsidiaries the assets discussed in Section 2.1. If any such consent is not obtained or if an attempted assignment would be ineffective or would impair either Group's rights under any such lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or asset so that UCRI or the Restaurant Subsidiaries would not receive such rights, then (i) International shall use its reasonable best efforts to provide or cause to be provided to UCRI or the appropriate Restaurant Subsidiary, to the extent permitted by law, the benefits of any such lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or asset, and shall pay or cause to be paid to UCRI or the appropriate Restaurant Subsidiary when received all moneys received by the International Group with respect to any such lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or asset and (ii) in consideration thereof, UCRI or the appropriate Restaurant Subsidiary shall pay, perform and discharge on behalf of the International Group all of the International Group's debts, liabilities, obligations and commitments thereunder in a timely manner and in accordance with the terms thereof. In addition, International shall take such other actions as may be reasonably requested by UCRI in order to place UCRI, insofar as reasonably possible, in the same position as if such lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or Asset had been transferred as contemplated hereby and so all the benefits and burdens relating thereto shall inure to the UCRI Group. If and when such consents and approvals are obtained, the transfer of the applicable Asset shall be effected in accordance with the terms of this Agreement.

     SECTION 2.4 PRO-RATION OF ITEMS AS OF THE OFFER CLOSING DATE. In connection with all determinations to be made pursuant to this Agreement, the following principles shall be applied with respect to the allocation of items between the UCRI Business and the International Business:

          (a) All accrued operating income and operating expense items of the Foodservice Business shall be adjusted and allocated between UCRI and International to the extent necessary to reflect the principle that all such income and expenses attributable to the operation of the Foodservice Business on or before the Offer Closing Time shall be for the account of UCRI and all such income and expenses attributable to the operation of the Foodservice Business after the Offer Closing Time shall be for the account of International;

          (b) All expenses that relate to services, facilities, personnel or other matters provided for in the Transition Agreement as defined in the Post-Closing Covenants Agreement shall be allocated in accordance with such agreement without regard to generally accepted accounting principles or other criteria; and

          (c) to the extent not inconsistent with the express provisions of this Agreement, the allocation provided in clause (a) above shall be made in accordance with GAAP (as defined in the Post-Closing Covenants Agreement).

                                  ARTICLE III

                   RECAPITALIZATION OF UCRI; THE DISTRIBUTION

     SECTION 3.1 UCRI CAPITALIZATION. The authorized number of shares of capital shares of capital stock of UCRI is 35,000,000 shares, consisting of 5,000,000 shares of Preferred Stock, $.01 par value, and 30,000,000 shares of UCRI Common Stock. The current equity capitalization of UCRI consists of 1,000 issued and outstanding shares of UCRI Common Stock (the "Existing UCRI Common Stock"), all of which is owned beneficially and of record by International.

     SECTION 3.2 RECAPITALIZATION OF UCRI. Immediately prior to the Offer Closing Time, International shall cause UCRI to exchange the Existing UCRI Common Stock owned by International for a total number of shares of UCRI Common Stock equal to the total number of shares of International Common Stock outstanding as of the Record Date.

     SECTION 3.3 EFFECTIVENESS OF THE DISTRIBUTION. The Distribution shall be effective as of the Offer Closing Time.

     SECTION 3.4 MECHANICS OF THE DISTRIBUTION. Immediately before the Offer Closing Time, International shall distribute all outstanding shares of UCRI Common Stock to holders of record of International Common Stock on the Record Date on the basis of one share of UCRI Common Stock for each share of International Common Stock outstanding on the Record Date. All shares of UCRI Common Stock issued in the Distribution shall be duly authorized, validly issued, fully paid and nonassessable.

     SECTION 3.5 COOPERATION.

     (a) As promptly as practicable after the date hereof and not later than 10 business days prior to the Offer Closing Time:

          (i) International and UCRI shall prepare, and International shall file with the SEC and mail to the holders of the equity securities of the International, the Information Statement, which shall set forth appropriate disclosure concerning UCRI and its Subsidiaries, the UCRI Assets, the Contribution, the Distribution and certain other matters. International and UCRI shall also prepare, and International shall file with the SEC, the Form 10 which shall include or incorporate by reference the Information Statement and International and UCRI shall use reasonable efforts to cause the Form 10 to be declared effective under the Exchange Act.

          (ii) International and UCRI shall cooperate in preparing, filing with the SEC and causing to become effective any registration statements or amendments thereto which are appropriate to reflect the establishment of, or amendments to, any employee benefit and other plans contemplated by this Agreement.

          (iii) International and UCRI shall take all such action as may be necessary or appropriate under state securities or "Blue Sky " laws in connection with the transactions contemplated by this Agreement.

          (iv) International and UCRI shall prepare, and UCRI shall file and seek to make effective, an application to permit listing of the UCRI Common Stock on the Nasdaq National Market.

     (b) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its best efforts prior to, as of and after the Offer Closing Time to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its best efforts to obtain the consents and approvals, to enter into any amendatory agreements and to make the filings and applications necessary or desirable to have been obtained, entered into or made in order to consummate the transactions contemplated by this Agreement.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     SECTION 4.1 REPRESENTATIONS AND WARRANTIES OF UCRI. UCRI hereby represents and warrants to International, Daka and Compass as follows:

             (a) ORGANIZATION, STANDING AND POWER. UCRI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. UCRI has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

             (b) AUTHORITY. UCRI has all requisite power and authority to execute this Agreement and the Ancillary Agreements to which it is or will be party (collectively, the "UCRI Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other UCRI Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of UCRI. This Agreement has been duly executed and delivered by UCRI, and each of the other UCRI Documents will be duly executed and delivered by UCRI at or prior to the Offer Closing Time, and when so executed and delivered will constitute, a legal, valid and binding obligation of UCRI enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, or similar laws relating to creditors' rights and general principles of equity.

             (c) NO CONFLICT. The execution, delivery and performance by UCRI of this Agreement and by UCRI of the other UCRI Documents will not contravene, violate, result in a breach of or constitute a default under
        (i) any provision of applicable law or of the articles of incorporation or bylaws of UCRI or any other member of the UCRI Group or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to UCRI or any other member of the UCRI Group or any of their properties or Assets.

             (d) APPROVALS. No consent, approval, order, authorization of, or registration, declaration or filing with, any governmental entity is required in connection with the making or performance by UCRI of this Agreement or the other UCRI Documents, except as set forth in the Merger Agreement.

     SECTION 4.2 REPRESENTATIONS AND WARRANTIES OF INTERNATIONAL AND DAKA. Each of International and Daka, jointly and severally, hereby represents and warrants to UCRI as follows:

             (a) ORGANIZATION, STANDING AND POWER. Each of International and Daka is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each of International and Daka has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

             (b) AUTHORITY. Each of International and Daka has all requisite power and authority to execute this Agreement and the Ancillary Agreements to which it is or will be party (collectively, the "International Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other International Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of International or Daka, as appropriate. This Agreement has been duly executed and delivered by each of International and Daka, and each of the other International Documents will be duly executed and delivered by International and/or Daka, as appropriate, at or prior to the Offer Closing Time, and when so executed and delivered will constitute, a legal, valid and binding obligation of International and/or Daka enforceable against International and/or Daka in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, or similar laws relating to creditors' rights and general principles of equity.

             (c) NO CONFLICT. The execution, delivery and performance by International and Daka of this Agreement and by International and Daka of the other International Documents will not contravene, violate, result in a breach of or constitute a default under (i) any provision of applicable law or of the articles of incorporation or bylaws of International or Daka or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to International or Daka or any of their properties or assets.

             (d) APPROVALS. No consent, approval, order, authorization of, or registration, declaration or filing with, any governmental entity is required in connection with the making or performance by International or Daka of this Agreement or the other International Documents, except as set forth in the Merger Agreement.

                                   ARTICLE V

                          CERTAIN ADDITIONAL COVENANTS

     SECTION 5.1 UCRI BOARD. Prior to the Offer Closing Time, International shall (a) take such actions as are necessary such that UCRI's Board of Directors is comprised of those individuals named as directors in the Information Statement and (b) execute for the benefit of all directors and officers named in
Schedule 5.1(b) an indemnification agreement substantially in the form of
Exhibit 5.1(b) hereto.

     SECTION 5.2 CONTRACTUAL ARRANGEMENTS. At the Closing, effective immediately prior to the Offer Closing Time,

             (a) Daka shall execute and deliver to International a Bill of Sale, in a form mutually reasonably agreed to between UCRI and Compass (the "Daka Bill of Sale");

             (b) International shall execute and deliver to UCRI a Bill of Sale, in a form mutually reasonably agreed to between UCRI and Compass (the "International Bill of Sale");

             (c) UCRI, International and Daka shall enter into an Assignment and Assumption Agreement in a form mutually reasonably agreed to between UCRI and Compass regarding the UCRI Assets and the UCRI Liabilities (the "Assignment and Assumption Agreement");

             (d) UCRI, International, Daka and Compass shall enter into license agreements in forms mutually reasonably agreed to among them with regard to the use, without charge, by Compass or its Subsidiaries of the "French Quarter Coffee," "Good Natured Cafe" and "Leo's Deli" names and marks.

     SECTION 5.3 INTERCOMPANY SERVICES. All intercompany services provided by the UCRI Group to the International Group or by the International Group to the UCRI Group shall terminate as of the Offer Closing Time unless otherwise provided in any Ancillary Agreement or any other agreement contemplated thereby or hereby.

     SECTION 5.4 INSURANCE.

             (a) Prior to the Offer Closing Time, UCRI will amend or otherwise modify all insurance policies and related insuring agreements pertaining to the Foodservice Assets (the "Insurance Policies") to reflect that all reimbursement, premium payment or other obligations and assets, as applicable, of International based on occurrences prior to the Offer Closing Time will become obligations of UCRI under the Insurance Policies as of the Offer Closing Time. UCRI will pay all required premiums and other payment or reimbursement obligations arising under the Insurance Policies and will be responsible for all correspondence with the insurance companies and will provide assistance to the insurance companies with the administration of any and all claims under the Insurance Policies.

             (b) Notwithstanding the provisions of subparagraph (a) above, UCRI shall cause each of International and Daka to remain as named insureds without cost to such entities under the Insurance Policies.

                                   ARTICLE VI

                             ACCESS TO INFORMATION

     SECTION 6.1 PROVISION OF CORPORATE RECORDS.

             (a) Prior to or as promptly as practicable after the Offer Closing Time, International shall deliver to UCRI all corporate books and records of the UCRI Group as well as copies or, to the extent not detrimental in the reasonable opinion of International to the interests of International, originals, of all books, records and data relating exclusively to the UCRI Assets, the UCRI Business, or the UCRI Liabilities, including, but not limited to, all books, records and data relating to the purchase of materials, supplies and services, financial results, sale of products, records of the UCRI Employees, commercial data, research done by or for UCRI, catalogues, brochures, training and other manuals, sales literature, advertising and other sales and promotional materials, maintenance records and drawings, all active agreements, active litigation files and government filings. To the extent that originals of such books, records and data are provided to UCRI, UCRI shall provide International copies thereof as reasonably requested in writing by International. Notwithstanding the above, International shall provide copies of customer information, invoices and credit information only to the extent reasonably requested in writing by UCRI, and International shall provide such copies of all books, records and data only to the extent that such action is not prohibited by the terms of any agreements pertaining to such information or is not prohibited by law. International or UCRI agrees to advise Compass of any such contractual or legal prohibitions and to indemnify Compass pursuant to Article II of the Post-Closing Covenants Agreement for any Indemnifiable Losses incurred by Compass as a result thereof. After the Offer Closing Time, all books, records and copies so delivered shall be the property of UCRI. Notwithstanding the above, International shall not be required to make copies, other than pursuant to Section 6.2 of this Agreement, of any portion of any books, records or data to the extent such portion relates exclusively to the Foodservice Assets, the Foodservice Business or to Foodservice Liabilities.

             (b) Prior to or as promptly as practicable after the Offer Closing Time, UCRI shall deliver to International all corporate books and records of International Group as well as copies or, to the extent not detrimental in the reasonable opinion of UCRI to the interests of UCRI, originals, of all books, records and data relating exclusively to the Foodservice Assets; the Foodservice Business, or the Foodservice Liabilities, including, but not limited to, all books, records and data relating to the purchase of materials, supplies and services, financial results, sale of products, records of the Foodservice Employees, commercial data, research done by or for International, catalogues, brochures, training and other manuals, sales literature, advertising and other sales and promotional materials, maintenance records and drawings, all active agreements, active litigation files and government filings. To the extent that originals of such books, records and data are provided to International, International shall provide UCRI copies thereof as reasonably requested in writing by UCRI. Notwithstanding the above, UCRI shall provide copies of customer information, invoices and credit information only to the extent reasonably requested in writing by International, and UCRI shall provide such copies of all books, records and data only to the extent that such action is not prohibited by the terms of any agreements pertaining to such information or is not prohibited by law. From and after the Offer Closing Time, all books, records and copies so delivered shall be the property of International. Notwithstanding the above, UCRI shall not be required to make copies, other than pursuant to Section 6.2 of this Agreement, of any portion of any books, records or data to the extent such portion relates exclusively to the UCRI Assets, the UCRI Business or to UCRI Liabilities.

     SECTION 6.2 ACCESS TO INFORMATION. After the Offer Closing Time, each of International and UCRI shall afford to the other and to the other's agents, employees, accountants, counsel and other designated representatives, reasonable access and duplicating rights during normal business hours to all records, books, contracts, instruments, computer and other information ("Information") within such party's (including all Subsidiaries') possession relating to such other party's businesses, assets or liabilities, insofar as such access is reasonably required by such other party. Without limiting the foregoing, such Information may be requested under this Section for audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

     SECTION 6.3 RETENTION OF RECORDS. Except as otherwise required by law or agreed in writing, or as otherwise provided in the Tax Allocation Agreement, each of International and UCRI shall retain, for a period of at least one year following the Offer Closing Time, all significant Information in such party's possession or under its control relating to the business, assets or liabilities of the other party and, after the expiration of such one-year period, prior to destroying or disposing of any of such Information, (a) the party proposing to dispose of or destroy any such Information shall provide no less than 30 days prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other party, the party proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

     SECTION 6.4 CONFIDENTIALITY.

             (a) Except as required by law or regulation, each Group will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence in accordance with the Confidentiality Agreement, dated January 2, 1997, between Compass and International.

             (b) After the Offer Closing Time, each Group shall hold, in strict confidence, all Information obtained from the other Group prior to the Offer Closing Time or furnished to it pursuant to this Agreement or any other agreement referred to herein which relates to or concerns the business conducted by such other Group, and such Information shall not be used by it to the detriment of the other Group, or disclosed by it or its agents, officers, employees or directors without the prior written consent of such other Group unless and to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of such Group's counsel, by other requirements of law, or (b) such Group can show that such Information was (i) available to such Group on a nonconfidential basis prior to its disclosure by the other Group, (ii) in the public domain through no fault of such Group, (iii) lawfully acquired by such Group from other sources after the time that it was furnished to such Group pursuant to this Agreement or any other agreement referred to herein, or (iv) independently developed by such Group. Notwithstanding the foregoing, each Group shall be deemed to have satisfied its obligations of confidentiality under this Section with respect to any Information concerning or supplied by the other Group if it exercises substantially the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

     SECTION 6.5 REIMBURSEMENT. Each member of any Group providing Information pursuant to Sections 6.2 or 6.3 to any member of the other Group shall be entitled to receive from the recipient, upon presentation of an invoice therefor, payment of all out-of-pocket costs and expenses as may reasonably be incurred in providing such Information.

                                  ARTICLE VII

                  EMPLOYMENT; EMPLOYEE BENEFITS; LABOR MATTERS

     SECTION 7.1 EMPLOYMENT MATTERS.

             (a) Compass Holdings agrees to cause International or Daka to offer to retain all Foodservice Employees as of 12:01 a.m. on the Offer Closing Date. Notwithstanding the foregoing, nothing contained herein shall be construed as obligating Compass Holdings, International or any of its affiliates (i) to offer employment after the Offer Closing Date to any employee whose employment with International or Daka terminates for any reason prior to the Offer Closing Date, (ii) to offer any term or condition of employment (including base salary and other benefits) except as provided by this Article or to maintain any such term or condition for any period following the Offer Closing Date, or (iii) to recall any employee who does not have recall rights.

             (b) Prior to the Offer Closing Time, International shall furnish Compass or Compass Holdings with (i) a list of all officers or employees of Daka as of the Offer Closing Time and (ii) information as to (x) the rate of base salary in effect for each Foodservice Employee immediately before the Offer Closing Time, (y) each Foodservice Employee's position with International immediately before the Offer Closing Time and (z) each Foodservice Employee's prior service with International or Daka as of the Offer Closing Time.

     SECTION 7.2 DAKA SAVINGS PLAN. International shall take, or cause to be taken, all actions necessary and appropriate to amend the Daka Savings and Retirement Plan (the "Daka Savings Plan") to remove International as sponsor and named fiduciary and shall name UCRI as sponsor and named fiduciary of the Daka Savings Plan prior to the Offer Closing Time. International shall also take such actions as necessary to fully vest as of the Offer Closing Time each participant who is an Foodservice Employee in his or her account balance under the Daka Savings Plan.

     SECTION 7.3 WELFARE PLANS.

             (a) International shall take, or cause to be taken, all actions necessary and appropriate to amend each and every Welfare Plan covering its employees ("International Welfare Plans") to remove International as sponsor and named fiduciary and shall name UCRI as sponsor and named fiduciary of each such Benefit Plan prior to the Offer Closing Time. Compass shall take, or cause to be taken, all actions necessary and appropriate to cause either (i) its existing welfare benefit plans to be amended, or (ii) new welfare benefit plans to be adopted which will cover the Foodservice Employees who were covered by the International Welfare Plans as of the Offer Closing Time (and their dependents as appropriate) immediately following the Offer Closing Time (the "New Welfare Plans"). Compass shall cause the New Welfare Plans to provide benefits similar to the benefits available to the eligible Foodservice Employees under the International Welfare Plans on the date immediately preceding the Offer Closing Time including waiving any pre-existing condition requirement unless such requirement applied to such Foodservice Employee under the International Welfare Plans. Compass shall also cause the New Welfare Plans, to the extent applicable, to credit such Foodservice Employees with the term of service credited to such employees as of the Offer Closing Time under the terms of the applicable International Welfare Plan. Compass will cause the Foodservice Employees to receive credit for payments made under any of the International Welfare Plans during the plan year in which the Offer Closing Time occurs for purposes of satisfying the applicable deductibles, employee co-payments and maximum out-of-pocket limits of the applicable New Welfare Plans during the plan year in which the Offer Closing Time occurs.

             (b) Except as otherwise noted in this Section 7.3, International shall cause one or more members of the UCRI Group to assume and be solely responsible for, or cause its insurance carriers or agents to be responsible for, all liabilities for welfare benefit claims incurred prior to the Offer Closing Time under the International Welfare Plans. For purposes of this Section 7.3, disability claims are incurred on the date on which the disability is incurred or, in the case of a disability which is not incurred on a single, identifiable date, the date on which the disability was diagnosed; medical and dental services are incurred when an individual is provided with medical or dental care; death benefit claims are incurred at the time of death of the insured, all notwithstanding any other provision of any welfare benefit plan to the contrary. At the Offer Closing Time, the Foodservice Employees will cease participation in the International Welfare Plans, except to the extent (i) that a Foodservice Employee or a covered dependent of a Foodservice Employee is hospitalized or otherwise not actively at work and on approved leave as of the Offer Closing Time, in which case such individual shall continue to be covered under the appropriate International Welfare Plan until the individual is discharged from the hospital or returns from approved leave or (ii) they elect continued coverage under such plans pursuant to COBRA or other provisions of the International Welfare Plans. UCRI shall be responsible for all qualifying events under COBRA and COBRA claims incurred under the International Welfare Plans prior to the Offer Closing Time or as a result of the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

             (c) UCRI and UCRI Group shall be responsible for any retiree medical, life insurance or other benefits that are now or may hereafter become payable with respect to any former employee of International or one of its Affiliates who retired from the UCRI Group or the International Group prior to the Offer Closing Time and who met the eligibility requirements for such benefits at that time. The Foodservice Employees who retire from International or Compass after the Offer Closing Time shall not be entitled to retiree medical and life insurance benefits from either the International Welfare Plans or the New Welfare Plans.

     SECTION 7.4 STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN.

             (a) EMPLOYEE AND DIRECTOR STOCK OPTIONS. Effective as of the Offer Closing Time, UCRI shall adopt (and International, as sole shareholder of UCRI, shall approve) a stock option and restricted stock plan (the "UCRI Stock Plan") for the benefit of employees of UCRI, Foodservice Employees and non-employee directors of UCRI (including those non-employee directors of International who, following the Distribution, will become non-employee directors of UCRI (the "Non-Employee Directors")), which plan shall permit the adjustments contemplated in
        Section 7.4(b) hereof and shall be administered so as to qualify under Rule 16b-3 promulgated under the Exchange Act. Options to acquire International Common Stock, regardless of whether such options have vested in the individual holding such option, which have been granted to UCRI Employees, Non-Employee Directors, Foodservice Employees and former employees of International (other than UCRI Employees) pursuant to International's 1994 Equity Incentive Plan, the 1988 Incentive Stock Option Plan, the 1988 Nonqualified Stock Option Plan or the Senior Executive Stock Option Plan (collectively, the "International Plans") and which have not been exercised immediately prior to the Distribution (collectively, the "International Options") shall, pursuant to the equitable adjustment provisions of the applicable plan under which such options were granted and effective as of the Offer Closing Time, be treated as provided in this Section 7.4.

             (b) ADJUSTMENT OF INTERNATIONAL OPTIONS. Each (X) International Option not intending to qualify as an "incentive stock option" under
        Section 422 of the Code (a "Nonqualified Stock Option") granted pursuant to any of the International Plans and held by a UCRI Employee, Foodservice Employee or Non-Employee Director , and (Y) International Option intending to qualify as an "incentive stock option" under Section 422 of the Code (an "Incentive Stock Option") granted pursuant to any of the International Plans and held by a UCRI Employee or a Foodservice Employee , shall be adjusted to provide the option holder with an adjusted Nonqualified Stock Option from the relevant International Plan and a Nonqualified Stock Option from the UCRI Stock Plan, by the following procedure (i) the option holder shall receive an adjusted International Option under the relevant International Plan for the number of shares of International Common Stock relating to the Nonqualified Stock Option or Incentive Stock Option but at an exercise price per share to be determined as described hereinafter, and (ii) the option holder also shall receive an option under the UCRI Stock Plan to acquire shares of UCRI Common Stock (a "UCRI Option"), in an amount equal to the number of shares of International Common Stock relating to the Nonqualified Stock Option or Incentive Stock Option at an exercise price per share to be determined as described hereinafter. The exercise price per share of each International Option which becomes an adjusted Nonqualified Stock Option under the relevant International Plan shall be equal to the quotient obtained by dividing (w) the exercise price per share of such Nonqualified Stock Option or Incentive Stock Option prior to adjustment (the "Pre-Adjustment Exercise Price") by (x) the International Plan Adjustment Factor (as hereinafter defined), and the exercise price per share of each Nonqualified Stock Option which, as a result of the adjustments in this Section 7.4(b), provides the option holder with an option under the UCRI Stock Plan to purchase UCRI Common Stock, shall be equal to the quotient obtained by dividing (y) the Pre-Adjustment Exercise Price by (z) the UCRI Stock Plan Adjustment Factor (as hereinafter defined). In each case the resulting exercise price per share shall be rounded up or down to the nearest cent. The "International Plan Adjustment Factor " shall mean an amount equal to the quotient obtained by dividing (1) the sum of (A) the Offer Price (as defined in the Merger Agreement), plus (B) the per share fair market value of UCRI Common Stock, determined based on the average closing price of the UCRI Common Stock over the three-consecutive-day trading period immediately following the Offer Closing Time (such per share fair market value being referred to as the "UCRI Value"), by (2) the Offer Price. The "UCRI Stock Plan Adjustment Factor" shall mean an amount equal to the quotient obtained by dividing (1) the sum of (A) the Offer Price plus (B) the UCRI Value, by (2) the UCRI Value. Each International Option which becomes an adjusted Nonqualified Stock Option under the relevant International Plan as a result of the adjustments in this
        Section 7.4(b) shall remain subject to the same terms and conditions as such Nonqualified Stock Option or Incentive Stock Option prior to such adjustment, except that all International Options which prior to the adjustments in this Section 7.4(b) were Incentive Stock Options shall be Nonqualified Stock Options after such adjustment.

             (c) DISPOSITION OF INTERNATIONAL OPTIONS. Following the adjustments described in Section 7.4(b), all International Options shall be cancelled and the option holders shall receive payment from UCRI for the value of each option holders' International Options as provided in
        Section 1.5 of the Merger Agreement.

             (d) EMPLOYEE STOCK PURCHASE PLAN. Prior to the Offer Closing Time, International shall take all actions necessary or appropriate under the DAKA International Employee Stock Purchase Plan (the "Stock Purchase Plan") to (i) cause the Offering (as that term is defined in the Stock Purchase Plan) beginning on April 1, 1997 to end on the business day immediately preceding the Record Date, (ii) permit no additional Offerings under the Stock Purchase Plan to occur after the Record Date and (iii) cause all shares of International Common Stock purchasable by participating employees of International or its Subsidiaries (the "Participating Employees") under the Stock Purchase Plan with respect to such Offering (the "Purchasable Shares") to be deemed issued and outstanding for purposes of the Distribution as of the Record Date, whereby such participating employees will receive shares of UCRI as if they had held the Purchasable Shares on the Record Date. No Purchasable Shares will actually be issued by International to the Participating Employees and in lieu thereof the Participating Employees shall be entitled to receive from International, for each Purchasable Share of International Common Stock, cash payment from UCRI of the amount provided in Section 1.5 of the Merger Agreement.

     SECTION 7.5 TRANSFER TO UCRI OF CORPORATE-OWNED LIFE INSURANCE POLICIES. International shall take, or cause to be taken, all actions necessary and appropriate to transfer ownership of any life insurance policies on the lives of its executives (other than Allen R. Maxwell) owned by International to UCRI.
Section 7.6 Vacation Pay and Sick Leave

Pay. UCRI shall assume all liability for earned or accrued vacation pay and banked or earned/accrued sick leave pay accrued by Foodservice Employees and UCRI Employees through the Offer Closing Time. Vacation pay and sick leave for Foodservice Employees after the Offer Closing Time will be provided pursuant to Compass' vacation and sick leave policies.

     SECTION 7.7 CHANGE OF PLAN SPONSOR. Prior to the Offer Closing Time, International shall take such action as necessary to remove International or Daka as sponsor and, if applicable, named fiduciary of the Benefit Plans listed in Schedule 7.7, and name UCRI sponsor and named fiduciary of such Benefit Plans.

     SECTION 7.8 SEVERANCE PAY.

             (a) The cessation of employment by individuals who, in connection with the Distribution, cease to be employees of the International Group and become employees of the UCRI Group, shall not be deemed a severance of employment from either Group for purposes of any Benefit Plan that provides for the payment of severance, salary continuation or similar benefits. International, UCRI and Compass agree that none of the transactions contemplated by this Agreement or the Merger Agreement shall result in or be deemed a severance of employment from either Group for purposes of any Benefit Plan other than the DAKA Savings Plan that provides for payment of severance, salary continuation or similar benefits and International shall take, or cause to be taken, all action necessary and appropriate to amend the Daka International, Inc. Severance Program for Eligible Associates (and any other similar Benefit
        Plan) as may be necessary to assure compliance with this Section.

             (b) UCRI and the UCRI Group shall assume and be solely responsible for all liabilities and obligations whatsoever in connection with claims for severance pay benefits without regard to when such claims are made under the terms of the Daka International, Inc. Severance Pay Program for Eligible Associates or any other severance plan or policy sponsored by any member of the International Group prior to the Offering Closing Time, including, without limitation, claims made by any individuals who, in connection with the Distribution, cease to be employees of the International Group, whether or not such individuals are offered or accept employment with either Group. International shall be responsible for the payment of severance pay benefits payable pursuant to any New Welfare Plan that may be established after the Offer Closing Time to provide severance pay benefits to Foodservice Employees at the time of their termination.

     SECTION 7.9 COLLECTIVE BARGAINING AGREEMENTS; LABOR RELATIONS MATTERS; WITHDRAWAL LIABILITY.

             (a) As of the Offer Closing Time, International and the International Group shall retain and be responsible only for the Collective Bargaining Agreements, and only to the extent such agreements relate to the terms and conditions of employment of the Foodservice Employees. UCRI and UCRI Group shall assume and be solely responsible for all liabilities or claims made or arising under any collective bargaining agreement covering the terms and conditions of any employee of either Group relating to any period of time prior to the Offer Closing Time, including, but not limited to, any back pay or benefits due for periods prior to the Offer Closing Time as a result of good faith bargaining without regard to when such agreement is reached.

             (b) As of the Offer Closing Time, UCRI and the UCRI Group shall assume and be solely responsible for any and all claims or proceedings against International or Daka relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including but not limited to any charge, claim or action or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the DOL or any other federal or state body, any organizational activity or other labor or unemployment dispute against International or Daka without regard to when such charge, claim or action or complaint is brought or filed to the extent that the allegations relate to any period prior to the Offer Closing Time.

             (c) As of the Offer Closing Time, UCRI and the UCRI Group shall assume and be solely responsible for that portion of any withdrawal liabilities arising at any time prior to and within five years following the Offer Closing Time in connection with a Multiemployer Plan to which International or Daka is required to contribute pursuant to the terms of a Collective Bargaining Agreement listed on Schedule 7.9, which portion is equal to the greater of (A) the "potential withdrawal liability" disclosed in Schedule 4.2(l) of the Disclosure Schedule under Section 4.2(l) (i) of the Merger Agreement, if any amount is disclosed, and (B) an amount that bears the same proportion to the total withdrawal liability as the number of Foodservice Employees covered by such Multiemployer Plan at the Offer Closing Time bears to the total number of International or Daka employees covered by such Multiemployer Plan on the date of notification by such plan of such withdrawal liability.

     SECTION 7.10 PRESERVATION OF RIGHTS TO AMEND OR TERMINATE BENEFIT PLANS. Subject to the provisions of this Article, no provision of this Agreement, including the agreement of International or UCRI that it or any member of the International Group or the UCRI Group will make a contribution or payment to or under any Benefit Plan herein referred to for any period or the agreement of Compass to permit participation in or provide similar benefits to Foodservice Employees, shall be construed as a limitation on the right of International or UCRI, or any member of the International Group or the UCRI Group, or of Compass, to amend such Benefit Plan or terminate its participation therein or change the level or value of benefits provided thereunder, and no provision of this Agreement shall be construed to create a right in any employee or former employee or beneficiary of such employee or former employee under a Benefit Plan which such employee or former employee or beneficiary would not otherwise have under the terms of the Benefit Plan itself. Notwithstanding the above, however, International and UCRI each agree that it shall not make or cause to be made any amendments to any Benefit Plan, nor shall it terminate any Benefit Plan, in a manner which would violate the covenants set forth in this Agreement, except as may be required to comply with applicable law, but subject to the provisions of this Article.

     SECTION 7.11 OTHER LIABILITIES. As of the Offer Closing Time, UCRI shall assume and be solely responsible for all earned salaries, wages, bonuses, severance payments or other current or deferred compensation retirement, welfare or fringe benefits of all UCRI Employees, regardless of whether earned or accrued before or after the Offer Closing Time and of all Foodservice Employees to the extent earned or accrued prior to the Offer Closing Time.

     SECTION 7.12 COMPLIANCE. Notwithstanding anything to the contrary in this Article, to the extent any actions of the parties contemplated in this Article are determined prior to the Distribution to violate law or result in unintended tax liability for Foodservice Employees or UCRI Employees, such action may be modified to avoid such violation of law or unintended tax liability.

                                  ARTICLE VIII

                                  TAX MATTERS

     SECTION 8.1 TAX MATTERS. Notwithstanding anything to the contrary in this Agreement, liabilities of the parties for Taxes (as defined in the Tax Allocation Agreement) are subject to the terms of the Tax Allocation Agreement.

                                   ARTICLE IX

                                   CONDITIONS

     SECTION 9.1 CONDITIONS TO OBLIGATIONS OF INTERNATIONAL. The obligations of International to consummate the Contribution and the Distribution hereunder shall be subject to the fulfillment of each of the following conditions:

             (a) All of the transactions contemplated by Article II shall have been consummated.

             (b) Compass, Compass Holdings and Compass Interim shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and International shall have received a certificate signed on behalf of Compass by the chief executive officer and the chief financial officer of Compass to such effect.

             (c) International shall have received opinions of Smith Helms Mulliss & Moore, L.L.P. and Freshfields, each dated the Closing Date, in substantially the forms of EXHIBIT 9.1(C)(I) and EXHIBIT 9.1(C)(II), respectively.

             (d) Simultaneously with the Offer Closing, Compass shall have paid to The Chase Manhattan Bank on behalf of International all Funded Debt under the Credit Facility and secured a release of all Liens with respect to Funded Debt.

             (e) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Contribution or the Distribution shall be in effect and no such litigation or legal action shall have been threatened or shall be pending. No action, suit or other proceeding shall be pending by any Governmental Entity that, if successful, would restrict or prohibit the consummation of the Contribution or the Distribution.

             (f) Any applicable waiting periods under the HSR Act or the Exon-Florio Amendment shall have expired or been terminated.

             (g) The Form 10 shall have been declared effective by the Securities and Exchange Commission.

             (h) Compass Holdings shall have accepted for payment pursuant to the Offer a number of validly tendered shares of International Common Stock which, when added to the shares of International Common Stock then beneficially owned by Compass, Compass Holdings and its affiliates or Compass Interim, constitutes two-thirds of the shares of International Common Stock then outstanding and represents two-thirds of the voting power of the shares of International Common Stock then outstanding on a fully diluted basis on the date of purchase.

             (i) The representations and warranties of Compass contained in the Merger Agreement shall be true and correct in all material respects.

             (j) No statute, rule, regulation, decree, order or injunction shall have been promulgated, enacted, entered, or enforced or any legal or administrative proceeding initiated by any United States federal or state government, governmental authority or court which would prohibit the consummation of the Contribution, the Distribution, the Offer, or the Merger.

             (k) There shall not have been a Material Adverse Change (as defined in the Merger Agreement) or any event that could reasonably be expected to result in a Material Adverse Change.

             (l) Allen Maxwell shall have entered into an employment agreement with International and Daka in form and substance satisfactory to Compass and Allen Maxwell shall not have indicated to International, Daka or Compass that he does not intend to abide by the terms of such agreement.

             (m) Compass shall have paid to International the amount due under
        Section 6.7(b) of the Merger Agreement.

                                   ARTICLE X

                               GENERAL PROVISIONS

     SECTION 10.1 FURTHER ASSURANCES. Each party hereto shall cooperate reasonably with the other parties, and execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transfers of assets and Liabilities and the other transactions contemplated hereby or in any of the Ancillary Agreements.

     SECTION 10.2 SURVIVAL OF AGREEMENTS. All covenants and agreements of the parties hereto contained in this Agreement shall survive the Offer Closing Time.

     SECTION 10.3 ENTIRE AGREEMENT. This Agreement, the Exhibits and Schedules hereto, the Merger Agreement and the Ancillary Agreements shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all previous negotiations, commitments and writings with respect to such subject matter.

     SECTION 10.4 EXPENSES. All fees and expenses incurred in connection with the Merger, the Distribution, this Agreement, the Merger Agreement and the transactions contemplated by this Agreement, the Merger Agreement and the Ancillary Agreements shall be paid in accordance with Section 6.1 of the Merger Agreement and Section 3.4 of the Post-Closing Covenants Agreement, whether or not the Distribution is consummated.

     SECTION 10.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES.

     SECTION 10.6 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been duly given (a) on the first business day occurring on or after the date of transmission if transmitted by facsimile (upon confirmation of receipt by journal or report generated by the facsimile machine of the party giving such notice), (b) on the first business day occurring on or after the date of delivery if delivered personally, or (c) on the first business day following the date of dispatch if dispatched by Federal Express or other next-day courier service. All notices hereunder shall be given as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

             If to a member of the International Group or Compass:

                                Compass Group USA, Inc.
                                   2400 Yorkmont Road
                            Charlotte, North Carolina 28217
                               Attention: General Counsel

             If to a member of the UCRI Group:

                                Daka International, Inc.
                                  One Corporate Place
                                   55 Ferncroft Road
                           Danvers, Massachusetts 01923-4001
                               Attention: General Counsel

     SECTION 10.7 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented, and rights hereunder may be waived, only by a written agreement signed by International, UCRI, Daka and Compass. No waiver of any term, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of, or right or remedy under, this Agreement.

     SECTION 10.8 SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each party hereto and each of their respective successors and permitted assigns, which shall include the entity resulting from the Merger, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by (i) the UCRI Group without the prior written consent of Compass or the International Group (which consent shall not be unreasonably withheld) and (ii) the International Group or Compass, as the case may be, without the prior written consent of the UCRI Group (which consent shall not be unreasonably withheld). This Agreement is solely for the benefit of each Group and is not intended to confer upon any other Person any rights or remedies hereunder. The covenants and agreements of UCRI and its Subsidiaries contained herein are an inducement to Compass and International to enter into the Merger and may be endorsed by either entity following the Contribution and Distribution and the Merger.

     SECTION 10.9 ENFORCEMENT.

             (a) SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

             (b) JURISDICTION. To the extent a court action is authorized above, the parties hereby consent to the jurisdiction of the United States District Court of Delaware. Each of the parties waives personal service to any and all process upon them and each consent that all such service of process be made by certified mail directed to them at their address shown in Section 10.6 hereof. THE PARTIES WAIVE TRIAL BY JURY AND WAIVE ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER.

     SECTION 10.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 10.11 INTERPRETATION. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.12 TERMINATION. In the event the Merger Agreement is terminated, notwithstanding any provision hereof, this Agreement may be terminated and the Distribution abandoned at any time prior to the Offer Closing Time by and in the sole discretion of the International Board without the approval of any other party hereto or of International's shareholders. In the event of such termination, no party hereto shall have any Liability to any Person by reason of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                          DAKA INTERNATIONAL, INC.

                                          By: /s/ DONALD C. MOORE
                                            DONALD C. MOORE
                                            SENIOR VICE PRESIDENT

                                          UNIQUE CASUAL RESTAURANTS, INC.

                                          By: /s/ DONALD C. MOORE
                                            DONALD C. MOORE
                                            SENIOR VICE PRESIDENT

                                          DAKA, INC.

                                          By: /s/ DONALD C. MOORE
                                            DONALD C. MOORE
                                            SENIOR VICE PRESIDENT

                                          COMPASS GROUP PLC

                                          By: /s/ MICHAEL J. BAILEY
                                            MICHAEL J. BAILEY
                                            DIRECTOR

                                          COMPASS HOLDINGS, INC.

                                          By: /s/ MICHAEL J. BAILEY
                                            MICHAEL J. BAILEY
                                            DIRECTOR